                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President- Finance and Chief Financial Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 14, 2004


          CLARCOR REPORTS RECORD FOURTH QUARTER AND FISCAL 2003 RESULTS

          FULL YEAR 2003 SALES UP 4% AND NET EARNINGS UP 17% OVER 2002


FISCAL FOURTH QUARTER AND FULL YEAR 2003 HIGHLIGHTS
(Amounts in thousands, except per share data and percentages)




-------------------------------------   ------------------------    -------   -----------------------    -----------
                                             QUARTER ENDED           %               YEAR ENDED              %
                                          11/29/03    11/30/02      CHANGE       11/29/03   11/30/02       CHANGE
-------------------------------------   ------------------------    -------   -----------------------    -----------
Net Sales                               $193,442      $191,423         1.1    $741,358      $715,563         3.6
Operating Profit                        $ 28,382      $ 24,056        18.0    $ 87,062      $ 77,775        11.9
Net Earnings                            $ 17,605      $ 15,811        11.3    $ 54,552      $ 46,601        17.1
Diluted Earnings Per Share              $   0.68      $   0.62         9.7    $   2.15      $   1.85        16.2
Average Diluted Shares Outstanding        25,741        25,319         1.7      25,373        25,172         0.8
-------------------------------------   ------------------------    -------   -----------------------    -----------

   Note: A tax benefit arising from a research and experimental tax credit was recorded in the fourth quarter of fiscal 2002 and is included in the columns headed "Quarter Ended 11/30/02" and "Year Ended 11/30/02." The benefit reduced income tax expense in the fourth quarter 2002 and for the full year 2002 by approximately $1.0 million and increased diluted earnings per share by $0.04.

FOURTH QUARTER AND FULL YEAR 2003 OPERATING REVIEW

   ROCKFORD, IL, JANUARY 14, 2004 - CLARCOR INC. (NYSE: CLC) reported today that fourth quarter 2003 sales, net earnings and diluted earnings per share increased by 1%, 11% and 10%, respectively, compared to the same quarter in 2002. Fourth quarter operating profit increased by 18% and operating margin improved to 14.7% in 2003 compared to 12.6% in 2002. Comparisons of fourth quarter net earnings in 2003 were affected by last year's fourth quarter non-recurring after-tax gain of $1 million or $0.04 per share arising from a research and experimental tax credit. Earnings before income taxes increased 20% in 2003 from 2002, both for the fourth quarter and for the full year.

For the full year 2003, sales increased by 4% and net earnings and diluted earnings per share increased by 17% and 16%, respectively, compared to 2002. The growth in sales and profits for the year was primarily due to internal growth, as there were no acquisitions completed during fiscal 2003. Foreign currency fluctuations increased fiscal 2003 fourth quarter sales by $4 million and full year sales by $9 million.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "Fiscal 2003 marks CLARCOR's 11th consecutive year of earnings growth. Fourth quarter earnings were significantly stronger than we originally expected. This was due principally to higher margins in our filtration businesses, particularly in our Industrial/Environmental segment. Fourth quarter Industrial/Environmental segment margins improved to 10.0%, the highest level ever achieved by that segment, compared to 7.3% in last year's fourth quarter. For the full year, gross margins and operating margins both improved by nearly one percentage point in 2003 from 2002 levels, driven principally by productivity gains at our factories and cost reductions.

"Engine/Mobile Filtration sales increased by 5% in the fourth quarter of 2003 compared to the same quarter in 2002. Sales of heavy-duty filters through our traditional aftermarket distribution, both in domestic and international markets, were strong during the quarter. We also saw increasing sales of heavy-duty filters to OEM dealer organizations, a traditional market channel that we focused on expanding in 2003. Operating margin for the 2003 fourth quarter was 21.9% compared to 21.3% in the 2002 fourth quarter. Our Engine/Mobile Filtration factories are highly productive and the increase in sales for the quarter led to the 60 basis point increase in margin.

"Industrial/Environmental Filtration sales decreased by $741,000 or 1% from last year's fourth quarter. As has been the case throughout 2003, filters sold to industrial markets used in applications in oil and gas drilling, defense and fluid power grew strongly in the fourth quarter. Sales of filtration equipment, such as dust collectors and electrostatic precipitators, were lower this year than last year. Interest in these products, which are sold mainly to manufacturers, is beginning to grow, but to date, we have not yet seen an increase in order rates. Sales of HVAC filters were also below last year's levels overall, although certain HVAC markets continue to grow, such as private label sales through retail mass merchants. The strong improvement in operating margin in the segment reflects the efforts made by our Industrial/Environmental segment employees throughout 2003 to reduce costs and improve operating efficiency. For the year, the segment's operating margin rose to 6.3% from last year's 5.4% and we expect further improvement in 2004 towards our goal of a 10% annual operating margin.

"While Packaging segment sales decreased 5% in the fourth quarter of 2003 compared to the fourth quarter of 2002, operating profit improved. The improvement in operating profit was due to a change in an inventory costing method and from cost reduction efforts begun early in 2003. Product demand was stable for flat sheet coating and decorating, but declined in plastics packaging. Our Packaging segment expects that sales will grow by more than 5% in 2004, primarily from its metal printing and coating business, based on current customer order rates. The operation is also undertaking a review of customer profitability and expects that certain customer relationships will be terminated or changed during 2004 where profitability is unacceptable and unlikely to change. Even so, we expect sales to increase in 2004 and margins to improve from eliminating unprofitable business.

"During the fourth quarter of 2003, cash from operations totaled $34 million compared to $22 million in the fourth quarter of 2002. For the year, cash from operations reached $88 million, a new high for CLARCOR, up from $85 million in 2002. Cash was used to further reduce our debt by $28 million in the quarter and to make a $3 million pension plan contribution. For the full year 2003, we reduced bank debt by nearly $74 million. We now have a debt to total capital ratio of approximately 5%. Capital expenditures for the quarter and the year were $4 million and $13 million, respectively.

"We expect 2004 to be our 12th straight record year in both sales and earnings growth for CLARCOR, with continued strong cash flow. We expect diluted earnings per share to be in the range of $2.25 to $2.35 in 2004. As previously announced, CLARCOR will move its corporate headquarters to Nashville, TN in 2004. Costs for this move, which will largely be a one-time expense incurred primarily in 2004, are still being finalized and have not been reflected in the earnings per share estimate for 2004. However, we estimate that these costs will not exceed $0.07 per share in 2004.

"Capital expenditures will increase from $13 million in 2003 to $25 to $30 million in 2004. The additional expenditures over 2003 levels are focused on the development of new products through an expansion of our air filtration technical center in Louisville, Kentucky and our process liquid technical center in Greensboro, North Carolina, and to build a new aviation fuel test facility.

"Though it is still early in the new fiscal year, product demand for heavy-duty, aerospace, and specialty process liquid filters remains good, continuing the previous quarter's momentum. HVAC filter sales are stable and we remain optimistic, though we have not seen any change as yet, that we will see an upturn for filtration systems sold into capital goods markets in 2004. We expect our Total Filtration Program to grow in 2004, coming off a slow 2003 caused by lower sales of maintenance filters to automobile and automotive parts manufacturers. The Total Filtration Program's growth in the future is expected to come from increasing sales to non-automotive customers and expansion of our filter service business. In early 2004, we will complete the changeover of our 20 company-owned branches and stores from selling primarily air filtration HVAC products to selling our entire range of liquid and air filter products. These outlets will become CLARCOR Total Filter Stores.

"Although we made no acquisitions in 2003, we looked at many potential opportunities in the U.S., Europe and Asia. As we have for many years, we will continue to seek acquisitions for additional growth. With strong cash flow and relatively little debt, we have the ability to grow the company substantially if the right acquisition becomes available at the right price.

"If U.S. and European economies continue to improve as many economists believe, we expect to have a good 2004 with earnings at the high end of our estimated range. In Asia and particularly in China, we see great opportunity. We have had manufacturing operations in China for over eight years. Although currently less than 2% of our total revenues, sales of our China operations grew by 25% in 2003. We expect sales growth to continue in China at a double-digit pace. We plan to substantially expand production of filter products over the next several years in China. Our Chinese operations represent an opportunity of great promise, and though certainly a long-term investment, we will continue to invest and grow in that region."

CLARCOR will be holding a conference call to discuss the fourth quarter and full year results at 10:00 am CST on January 15, 2004. Interested parties can listen to the conference call at www.clarcor.com or www.companyboardroom.com. A replay will be available on these websites and also at 877-519-4471 or 973-341-3080 and providing confirmation code 4382605. The replay will be available through January 22, 2004 by telephone and for 30 days on the Internet.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs and other factors discussed in filings made with the Securities and Exchange Commission.

                                  TABLES FOLLOW

CLARCOR 2003 FOURTH QUARTER RESULTS cont'd.


CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

                                                                           Fourth Quarter                  Twelve Months
                                                                      ----------------------------    ----------------------------
For periods ended November 29, 2003 and November 30, 2002              2003              2002            2003            2002
----------------------------------------------------------------------------------------------------------------------------------
Net sales ..........................................................  $    193,442    $    191,423    $    741,358    $    715,563
Cost of sales ......................................................       132,853         133,701         519,667         508,273
                                                                      ------------    ------------    ------------    ------------
     Gross profit ..................................................        60,589          57,722         221,691         207,290
Selling and administrative expenses ................................        32,207          33,666         134,629         129,515
                                                                      ------------    ------------    ------------    ------------
     Operating profit ..............................................        28,382          24,056          87,062          77,775
Other income (expense) .............................................          (660)           (891)         (1,139)         (6,401)
                                                                      ------------    ------------    ------------    ------------
     Earnings before income taxes ..................................        27,722          23,165          85,923          71,374
Income taxes .......................................................        10,117           7,354          31,371          24,773
                                                                      ------------    ------------    ------------    ------------

Net earnings .......................................................  $     17,605    $     15,811    $     54,552    $     46,601
                                                                      ============    ============    ============    ============

Net earnings per common share:
   Basic ...........................................................  $       0.70    $       0.63    $       2.17    $       1.88
                                                                      ============    ============    ============    ============
   Diluted .........................................................  $       0.68    $       0.62    $       2.15    $       1.85
                                                                      ============    ============    ============    ============

Average shares outstanding:
   Basic ...........................................................    25,304,251      24,909,768      25,106,561      24,839,812
   Diluted .........................................................    25,741,481      25,319,279      25,372,806      25,171,931


CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

                                                                                   November 29,              November 30,
                                                                                       2003                      2002
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash investments ...........................................       $         8,348           $        13,747
      Accounts receivable, net ............................................               127,546                   121,482
      Inventories .........................................................                99,673                   101,846
      Other ...............................................................                21,835                    22,671
                                                                                  ---------------           ---------------
             Total current assets .........................................               257,402                   259,746
Plant assets, net .........................................................               129,572                   132,892
Acquired intangibles, net .................................................               122,351                   122,529
Pension assets ............................................................                20,153                    21,771
Other assets ..............................................................                 8,759                     9,181
                                                                                  ---------------           ---------------
                                                                                  $       538,237           $       546,119
                                                                                  ===============           ===============
LIABILITIES
Current liabilities:
      Current portion of long-term debt ...................................       $           674           $        68,456
      Accounts payable and accrued
             liabilities ..................................................               102,322                    97,738
      Income taxes ........................................................                 8,377                     8,061
                                                                                  ---------------           ---------------
             Total current liabilities ....................................               111,373                   174,255
Long-term debt ............................................................                16,913                    22,648
Long-term pension liabilities .............................................                 7,813                     7,823
Other liabilities .........................................................                31,746                    25,932
                                                                                  ---------------           ---------------
                                                                                          167,845                   230,658
SHAREHOLDERS' EQUITY ......................................................               370,392                   315,461
                                                                                  ---------------           ---------------
                                                                                  $       538,237           $       546,119
                                                                                  ===============           ===============


SUMMARY CASH FLOWS
(Dollars in thousands)

                                                                                                   Twelve Months
                                                                                  --------------------------------------------
                                                                                       2003                          2002
------------------------------------------------------------------------------------------------------------------------------
FROM OPERATING ACTIVITIES
Net earnings ..............................................................       $        54,552              $        46,601
Depreciation ..............................................................                18,078                       18,999
Amortization ..............................................................                   907                          761
Changes in assets and liabilities .........................................                14,118                       18,436
Other, net ................................................................                   241                          222
                                                                                  ---------------              ---------------
     Total provided (used) by
          operating activities ............................................                87,896                       85,019
                                                                                  ---------------              ---------------

FROM INVESTING ACTIVITIES
Plant asset additions .....................................................               (13,042)                     (12,204)
Business acquisitions .....................................................                    --                       (6,677)
Other, net ................................................................                    56                          (97)
                                                                                  ---------------              ---------------
    Total provided (used) by
          investing activities ............................................               (12,986)                     (18,978)
                                                                                  ---------------              ---------------

FROM FINANCING ACTIVITIES
Proceeds from line of credit ..............................................               108,386                       24,333
Payments on line of credit ................................................              (170,859)                     (68,500)
Payments on long-term debt ................................................               (11,044)                      (5,604)
Cash dividends paid .......................................................               (12,406)                     (11,975)
Other, net ................................................................                 5,254                        1,972
                                                                                  ---------------              ---------------
    Total provided (used) by
          financing activities ............................................               (80,669)                     (59,774)
                                                                                  ---------------              ---------------
Effect of exchange rate
     changes on cash ......................................................                   360                           62
                                                                                  ---------------              ---------------
CHANGE IN CASH AND
    CASH INVESTMENTS ......................................................       $        (5,399)             $         6,329
                                                                                  ===============              ===============

CLARCOR 2003 FOURTH QUARTER RESULTS cont'd.




QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

                                                                                           2003
                                                    --------------------------------------------------------------------------------
                                                     QUARTER    QUARTER                  QUARTER                QUARTER
                                                      ENDED      ENDED       SIX          ENDED       NINE       ENDED       TWELVE
                                                     MARCH 1    MAY 31      MONTHS      AUGUST 30    MONTHS   NOVEMBER 29    MONTHS
                                                    ---------  ---------   --------     ---------   --------  ------------ ---------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration ....................    $ 66,776    $ 73,066    $139,842    $ 73,815    $213,657    $ 74,140    $287,797
   Industrial/Environmental Filtration .........      90,369      95,852     186,221      98,683     284,904     101,371     386,275
   Packaging ...................................      14,349      16,857      31,206      18,149      49,355      17,931      67,286
                                                    --------    --------    --------    --------    --------    --------    --------
                                                    $171,494    $185,775    $357,269    $190,647    $547,916    $193,442    $741,358
                                                    ========    ========    ========    ========    ========    ========    ========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration ....................    $ 12,686    $ 14,253    $ 26,939    $ 15,137    $ 42,076    $ 16,223    $ 58,299
   Industrial/Environmental Filtration .........       2,373       5,417       7,790       6,218      14,008      10,163      24,171
   Packaging ...................................         428         868       1,296       1,300       2,596       1,996       4,592
                                                    --------    --------    --------    --------    --------    --------    --------
                                                    $ 15,487    $ 20,538    $ 36,025    $ 22,655    $ 58,680    $ 28,382    $ 87,062
                                                    ========    ========    ========    ========    ========    ========    ========


                                                                                         2002
                                                    --------------------------------------------------------------------------------
                                                     QUARTER     QUARTER                 QUARTER                QUARTER
                                                      ENDED       ENDED      SIX          ENDED       NINE       ENDED       TWELVE
                                                     MARCH 2     JUNE 1     MONTHS      AUGUST 31    MONTHS    NOVEMBER 30   MONTHS
                                                    ---------   --------   -------      ----------  --------   -----------  --------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration ....................    $ 57,839    $ 64,760    $122,599    $ 70,385    $192,984    $ 70,528    $263,512
   Industrial/Environmental Filtration .........      85,950      94,377     180,327     101,174     281,501     102,112     383,613
   Packaging ...................................      14,473      17,373      31,846      17,809      49,655      18,783      68,438
                                                    --------    --------    --------    --------    --------    --------    --------
                                                    $158,262    $176,510    $334,772    $189,368    $524,140    $191,423    $715,563
                                                    ========    ========    ========    ========    ========    ========    ========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration ....................    $ 11,258    $ 13,169    $ 24,427    $ 13,358    $ 37,785    $ 14,994    $ 52,779
   Industrial/Environmental Filtration .........       2,530       4,672       7,202       5,994      13,196       7,474      20,670
   Packaging ...................................         618         955       1,573       1,165       2,738       1,588       4,326
                                                    --------    --------    --------    --------    --------    --------    --------
                                                    $ 14,406    $ 18,796    $ 33,202    $ 20,517    $ 53,719    $ 24,056    $ 77,775
                                                    ========    ========    ========    ========    ========    ========    ========


                                       6
                                      ####